Filed Pursuant to Rule 424(b)(3)
Registration Number 333-128812
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MARCH 31, 2006)
AMERICAN OIL & GAS INC.
     The “Selling Stockholders” section of the prospectus is modified to substitute ASC Capital Partners, Inc. for Adam Cohen as a selling security holder. As a result, Adam Cohen has been deleted as a selling security holder and replaced by ASC Capital Partners, Inc. as follows:

Percentage Of
	Number Of Shares			Outstanding Shares
	Of Common Stock	Number Of	Number of Shares	of Common Stock
	Owned Before	Shares To Be	Owned After	Owned
Selling Stockholders (A)	Offering (B)	Offered (C)	Offering	After Offering
ASC Capital Partners, Inc. (19)	58,500	58,500	0	0%

(A)	It is our understanding that any Selling Stockholder that is an affiliate of a broker-dealer purchased in the ordinary course of business, and that at the time of the purchase, had no agreements or understanding to distribute the securities.

(B)	The number of shares of common stock to be sold assumes that the Selling Stockholder elects to sell all of the shares of common stock held by the Selling Stockholder that are covered by this prospectus.

(C)	Includes shares underlying warrants and/or shares of the Series AA 8% Preferred Stock held by each Selling Stockholder that are covered by this prospectus, including any convertible securities that, due to contractual restrictions, may not be exercisable within 60 days of the date of this prospectus. Does not include an aggregate of 1,080,000 shares of common stock issuable as dividends on shares of the Series AA 8% Preferred Stock, 130,378 of which have issued for dividends payable on January 22, 2006 on the Series AA 8% Preferred Stock.

(19)	Adam Cohen, Manager, has voting and/or dispositive power over the securities held by ASC Capital Partners, Inc.
The date of this prospectus supplement is June 21, 2006.
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